Exhibit 10.3

December 20, 2011

Dr. Richard E. Caruso

Chairman of the Board of Directors

Integra LifeSciences Holdings Corporation

311 Enterprise Drive

Plainsboro, NJ 08536

Dear Rich:

As we have discussed, I hereby consent and agree as follows with respect to my employment relationship with Integra LifeSciences Holdings Corporation (the “Company”), effective as of January 3, 2012:

1. Position: I agree that my new position and title will be Executive Chairman of the Company’s Board of Directors (the “Board”).

2. Base Salary: I agree that, notwithstanding Section 3.1 of the Second Amended and Restated Employment Agreement, dated as of July 27, 2004, as amended from time to time, between me and the Company (the “Employment Agreement”), my annual base salary rate for 2012 will not be increased from my 2011 annual base salary and will remain at $750,000 per year. However, any other amounts under the Employment Agreement that are determined based on my base salary will be calculated using the annual base salary to which I would have otherwise been entitled under Section 3.1 of my Employment Agreement had my base salary been increased in accordance with such provisions.

3. Annual Performance Bonus. I agree that, unless otherwise determined by the Compensation Committee of the Board in its sole discretion, I will not be eligible or entitled to receive an annual performance bonus described in Section 3.3 of the Employment Agreement or to participate in the Company’s annual incentive bonus plan for the Company’s 2012 fiscal year or thereafter.

4. Annual Equity Award. I acknowledge that the Annual Award (as defined in the Employment Agreement) that the Company determines to grant me for the Company’s 2011 fiscal year may be granted in the first quarter of 2012 (rather than December 2011 pursuant to Section 3.2(c)(i)(C) of the Employment Agreement). I further acknowledge that, unless otherwise determined by the Compensation Committee of the Board in its sole discretion, I will not be eligible or entitled to receive an Annual Award for the Company’s 2012 fiscal year or thereafter.

I agree that neither the foregoing nor any action taken by the Company in connection therewith (including the appointment of a new Chief Executive Officer of the Company or any related action) will constitute a breach of, or Good Reason for purposes of, the Employment Agreement or any other agreement between me and the Company. Otherwise, I retain my rights under such agreements.

Very truly yours,

/s/ Stuart M. Essig Stuart M. Essig

cc: Richard Gorelick, General Counsel